AMERICAN SHARED HOSPITAL SERVICES ANNOUNCES 4TH QUARTER 31% SALES
GROWTH AND 72% OPERATING INCOME GROWTH

Earnings Call will take place today at 4:00 pm Eastern

San Francisco, CA, January 27, 2004 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, announced today financial results for the three months and fiscal year ended December 31, 2003.

For the fourth quarter of 2003, the Company’s revenue rose 31% to $4,393,000 from $3,342,000 in the same period last year. Operating income increased 72% to $779,000 from $452,000 in the prior year. Net income rose 82% to $343,000 or $0.07 per diluted share from net income of $188,000 or $0.04 per diluted share in the same period last year.

For the fiscal year ended December 31, 2003, the Company reported revenue of $16,178,000, a 21% gain from revenue of $13,366,000 in the same period a year ago. Operating income increased 34% to $2,976,000 from $2,217,000 in the prior year. Net income increased to $1,382,000 or $0.27 per diluted share from net income of $1,102,000 or $0.22 per diluted share in the same period a year ago.

Treatments for the fourth quarter and fiscal year increased 33% and 22%, respectively, compared to the same periods in 2002. Fourth quarter treatments from Gamma Knife units in operation for more than one year increased 7% and increased 9% for the fiscal year ended December 31, 2003, compared to the same periods in the prior year.

Commenting on American Shared Hospital Services’ recent results, Craig K. Tagawa, Chief Operating and Financial Officer, said, “Strong 2003 revenue and operating income increases of 21% and 34%, respectively, were fueled by the 9% treatment increase for centers in operation for more than one year and the start of three new Gamma Knife programs. We will continue to focus on same center growth and expansion of our Gamma Knife center base. We currently have under development three additional Gamma Knife programs that are expected to generate revenue in 2004.”

Ernest A. Bates, M.D., Chairman and Chief Executive Officer, said, “We reached record Gamma Knife revenue, operating income and pre-tax income milestones in 2003. Additionally, our continued double digit growth allowed the Company to increase its dividend payout to $0.16 per common share in 2003, a 33% increase over 2002. Total shareholder return, including dividends in 2003 was 50%. We see future growth fueled by new Gamma Knife and Intensity Modulated Radiation Therapy projects and are encouraged by the demand for these services. The high capital cost of Gamma Knife and IMRT units have made partnering with American Shared a desirable option for hospitals to quickly initiate these services.”

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American Shared Hospital Services
2003 Fourth Quarter and Year End Financial Results

Earnings Conference Call

American Shared has scheduled its conference call for 4:00 pm Eastern time (1:00 pm Pacific time) today. During the call, Company management will discuss the financial results announced today.

To participate, please call 800/447-0521 at least 10 minutes prior to the start of the call. A live on-demand webcast of the call will be provided by CCBN and posted at www.ashs.com and www.companyboardroom.com.

A replay of the call will be available for 30 days by calling 888/843-8996 and enter pass code 8305613. The replay will also be available at www.ashs.com and www.companyboardroom.com.

American Shared Hospital Services (www.ashs.com)

American Shared Hospital Services is building a profitable medical services company in an under served niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 200,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s Quarterly Report on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 12, 2003.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., 415/788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

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PRESS RELEASE	January 27, 2004
Fourth Quarter and Year End 2003 Financial Results	Page 3

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(Unaudited)

Summary of Operations Data

	Three months ended Dec. 31,		Twelve months ended Dec.31,

	2003	2002	2003	2002

Revenue	$4,393,000	$3,342,000	$16,178,000	$13,366,000
Costs of operations	2,087,000	1,525,000	7,400,000	5,399,000

Gross profit margin	2,306,000	1,817,000	8,778,000	7,967,000
Selling & administrative expense	888,000	753,000	3,255,000	3,313,000
Interest expense	639,000	612,000	2,547,000	2,437,000

Operating income	779,000	452,000	2,976,000	2,217,000
Minority interest	(229,000)	(172,000)	(928,000)	(831,000)
Interest & other income	22,000	33,000	121,000	171,000

Income before income taxes	572,000	313,000	2,169,000	1,557,000
Income tax expense	229,000	125,000	787,000	455,000

Net income	$343,000	$188,000	$1,382,000	$1,102,000

Earnings per common share:
Basic	$0.09	$0.05	$0.36	$0.30

Assuming dilution	$0.07	$0.04	$0.27	$0.22

	Balance Sheet Data

	12/31/2003	12/31/2002

Cash	$10,312,000	$9,924,000
Restricted cash	$50,000	$50,000
Current Assets	$13,302,000	$13,421,000
Total Assets	$46,304,000	$44,830,000
Current Liabilities	$8,034,000	$6,246,000
Total Liabilities	$30,975,000	$30,290,000
Shareholders’ equity	$15,329,000	$14,540,000